Southern Properties Capital Ltd

September 18, 2022
To To
The Securities Authority The Tel Aviv Stock Exchange LTD
www.isa.gov.il www.tase.co.il

Immediate Report
Further to the previous reports of the Southern Properties Capital Ltd. (the “Company”1) (hereinafter: the “Previous Reports”) with regard to the engagement in an agreement for the sale of up to forty-five (45) of the Victory Abode Apartments, LLC properties (out of a total of 52 properties) (hereinafter: "VAA") and the sale of the Sugar Mill Phase III (which is held directly by the Company) to two third-party private investment funds (hereinafter: the “Sold Portfolio” and the “Sale Transaction”, as applicable), the Company is pleased to advise as follows:
1.On September 16, 2022 (hereinafter: the "Closing Date") the Sale Transaction was completed in exchange for a total of approximately $1.8 billion.
2.The closing of the Sale Transaction resulted in proceeds of approximately $974 million for VAA after repayment of debt on the properties and closing costs.
3.VAA will distribute the surplus cash flow to the holders of the interests thereof in two phases: the first, proximate to the Closing Date, approximately $184 million will be distributed to the Company (funds which will be used for the repayment of the accrued principal and interest of the mezzanine loan and the repayment of contributed capital less the remaining balance of the Earn Out Obligation to Macquarie2 ; the second, planned to be performed approximately 45 days after the Closing Date, approximately $185 million will be distributed to the Company. In addition, as part of the second distribution, the Company will receive full control and economical rights3 to the seven remaining properties of VAA (hereinafter the “Holdback Properties”). The Holdback Properties are encumbered by HUD insured mortgages. Upon approval by HUD, the Company will assume the mortgages on the Holdback Properties and formal title in the Holdback Properties will be distributed to the Company.
4. As disclosed in the Previous Reports, the Company intends to perform a dividend distribution to TCI of approximately $100 million during the fourth quarter of 2022, for
1 In section 2.1 of Chapter A-The Board of Directors Report of the Company for the second quarter of 2022 Company, which was published on August 17, 2022, reference number: 2022-01-104878, which is presented in this report by way of reference, and the Immediate Reports of the Company dated June 19, 2022 and August 17, 2022, reference number: 2022-01-061812 and 2022-01-104902, respectively, the information of which is presented in this report by way of reference.
2 For details of the mezzanine loan which was provided by the Company and Macquarie to VAA and the details of the Earn Out undertaking, see section 1.14.1.10 and section 1.14.1.6 respectively, Chapter A of the 2021 Periodic Report of the Company, reference number: __, the details of which are presented in this report by way of reference.
3 Meaning the full control right and the right to receive (100%) of ongoing distributions and distributions from capital events.

the purpose of covering the tax liability on the transaction (subject to any required law and approvals), since the Company is "transparent" for tax purposes and tax liability resulting from the Transaction, this will be imposed on its shareholders. The aforesaid does not derogate from the distribution covenants specified in the Deeds of Trust.

For further details of the Sale Transaction, see the previous reports.

The above-mentioned information in connection with the expected dates of the distribution from VAA, the amounts to be distributed and the aforesaid information in connection with the Holdback Properties to be distributed to the Company by VAA, is forward-looking information, as the term is defined in the Securities Law, 1968. The information is based on the Company’s estimations, its advisors, presentations the Company received from VAA and Macquarie, and may or may not materialize in full if the transaction is not finalized and/or if the activity of VAA’s assets may take a turn for the worse and/or as a result of the risk factors detailed in section 1.17 of the Periodic Report materializing.

Sincerely,
Southern Properties Capital Ltd
By Mr. Erik L. Johnson, Director and CFO.